Exhibit 3(hh)

PREMARK PACKAGING LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

TABLE OF CONTENTS

ARTICLE 1 FORMATION OF COMPANY	1

1.1 FORMATION	1

1.2 PRINCIPAL PLACE OF BUSINESS	1

1.3 REGISTERED OFFICE AND REGISTERED AGENT	1

1.4 TERM	1

ARTICLE 2 BUSINESS OF COMPANY	1

ARTICLE 3 CONTRIBUTIONS TO THE COMPANY	2

3.1 CAPITAL CONTRIBUTIONS	2

ARTICLE 4 RIGHTS AND OBLIGATIONS OF MEMBER	2

4.1 LIMITATION OF LIABILITY	2

4.2 COMPANY BOOKS	2

ARTICLE 5 MANAGEMENT; MEETINGS; OFFICERS	2

5.1 MANAGEMENT BY MEMBER	2

5.2 OFFICERS OF COMPANY	3

5.3 ELECTION AND TERM OF OFFICE	3

5.4 REMOVAL	3

ARTICLE 6 STANDARD OF CARE AND INDEMNIFICATION OF MEMBER, OFFICERS AND EMPLOYEES	3

6.1 STANDARD OF CARE	3

6.2 INDEMNIFICATION OF MEMBER AND OFFICERS	3

ARTICLE 7 ALLOCATIONS, DISTRIBUTIONS, ACCOUNTING, RECORDS AND REPORTS	4

7.1 ALLOCATIONS OF NET PROFITS AND NET LOSSES	4

7.2 DISTRIBUTIONS	4

ARTICLE 8 DISSOLUTION AND TERMINATION	4

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8.1 DISSOLUTION	4

8.2 WINDING UP, LIQUIDATION AND DISTRIBUTION OF ASSETS	5

8.3 CERTIFICATE OF CANCELLATION	5

ARTICLE 9 MISCELLANEOUS PROVISIONS	5

9.1 AMENDMENTS	5

9.2 SEVERABILITY	5

9.3 CREDITORS	5

9.4 CONSTRUCTION	6

9.5 ASSIGNMENT	6

9.6 GOVERNING LAW	6

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PREMARK PACKAGING LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Premark Packaging LLC, a Delaware limited liability company (the “Company”) is entered into as of May 1, 2014, by Signode Industrial Group US Inc., a Delaware corporation, as the sole member of the Company (“Member”).

This Agreement amends and restates in its entirety the Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 16, 2013, entered into by Illinois Tool Works Inc., a Delaware corporation.

ARTICLE 1

FORMATION OF COMPANY

1.1	FORMATION

The Company was formed as a Delaware limited liability company in accordance with and pursuant to the Delaware Limited Liability Company Act at Title 6 of the Delaware Code, §§ 18-101 et seq. (the “Delaware Act”) on June 13, 2013.

1.2	PRINCIPAL PLACE OF BUSINESS

The Company may locate its places of business at any place or places as the Member may deem advisable.

1.3	REGISTERED OFFICE AND REGISTERED AGENT

The Company’s initial registered agent and registered office is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, United States of America.

1.4	TERM

The term of the Company will be perpetual.

ARTICLE 2

BUSINESS OF COMPANY

The business of the Company will be:

To engage in any part of the world and in any capacity in any lawful act or activity for which limited liability companies may be formed under the Delaware Act as now in force or as hereafter amended and to possess, exercise and enjoy all the powers, rights and privileges granted by the Delaware Act, together with any lawful powers, rights and privileges incidental thereto.

ARTICLE 3

CONTRIBUTIONS TO THE COMPANY

3.1	CAPITAL CONTRIBUTIONS

The Member will not be required to make additional capital contributions to the Company.

ARTICLE 4

RIGHTS AND OBLIGATIONS OF MEMBER

4.1	LIMITATION OF LIABILITY

The Member will not be personally liable to creditors of the Company for any debts, obligations, liabilities or losses of the Company, whether arising in contract, tort or otherwise.

4.2	COMPANY BOOKS

The Member will maintain and preserve, during the term of the Company, all accounts, books and other relevant Company documents.

ARTICLE 5

MANAGEMENT; MEETINGS; OFFICERS

5.1	MANAGEMENT BY MEMBER

The business and affairs of the Company will be managed by the Member. The Member will have full and complete authority, power and discretion to manage and control the business of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business and objectives. The Member may act through written or unwritten resolutions or certifications of any nature. The Member may from time to time authorize the opening of bank accounts in the name of the Company, and the Member will determine who will have the signatory power over such accounts. The Member will have the power and authority on behalf of the Company to borrow money for the Company on such terms as the Member deems appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt will be contracted or liability incurred by or on behalf of the Company except by the Member, or to the extent permitted under the Delaware Act, by the officers or other agents or employees of the Company expressly authorized to contract such debt or incur such liability by the Member.

5.2	OFFICERS OF COMPANY

The Member may appoint officers of the Company which may consist of the officers listed in Schedule 5.2 and such other officers as may be appointed by the Member. Any two or more offices may be held by the same person. The officers will act in the name of the Company and will supervise its operation under the direction and management of the Member, as further described in Schedule 5.2. Appointment of officers will not divest the Member of the right to manage and control the Company. Solely for the purpose of executing and filing documents with government offices in jurisdictions which recognize only the signatures of either “Member” or “Managers”, each of the officers of the Company is deemed to be a “Manager”, provided that the Member approves the basis of such documents or such documents are of a ministerial nature.

5.3	ELECTION AND TERM OF OFFICE

Each officer will hold office until his or her successor is duly elected and has qualified, or until his or her earlier death, resignation or removal in the manner hereinafter provided. Appointment of an officer will not of itself create contract rights.

5.4	REMOVAL

The Member may remove any officer at any time with or without cause.

ARTICLE 6

STANDARD OF CARE AND INDEMNIFICATION OF MEMBER, OFFICERS AND

EMPLOYEES

6.1	STANDARD OF CARE

Neither the Member nor any officer will be liable to the Company by reason of the actions of such person in the conduct of the business of the Company except for fraud, gross negligence or willful misconduct.

6.2	INDEMNIFICATION OF MEMBER AND OFFICERS

The Company will, to the fullest extent to which it is empowered to do so by the Delaware Act or any other applicable law, indemnify and make advances for expenses to any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Member or officer of the Company, against losses, damages, expenses (including attorneys’ fees), judgments, fines and amounts reasonably incurred by him in connection with such action, suit or proceeding.

ARTICLE 7

ALLOCATIONS, DISTRIBUTIONS, ACCOUNTING, RECORDS AND

REPORTS

7.1	ALLOCATIONS OF NET PROFITS AND NET LOSSES

The profits, losses, and other items of the Company will be allocated to the Member. There will be no “special allocations.”

7.2	DISTRIBUTIONS

Distributions will be made as follows:

(a)     Subject to Section 18-607 of the Delaware Act, the Company will make interim distributions as the Member shall determine.

(b)     Upon liquidation of the Company, liquidating distributions will be made in accordance with Section 8.2.

ARTICLE 8

DISSOLUTION AND TERMINATION

8.1	DISSOLUTION

(a)     The Company will be dissolved only upon the occurrence of any of the following events:

(i)     by written decision of the Member; or

(ii)     upon the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

(b)     Dissolution of the Company will be effective on the day on which an event described in Section 8.1(a) occurs, but the Company will not terminate until a certificate of cancellation is filed with the Secretary of State of the State of Delaware and the assets of the Company are distributed as provided in Section 8.2. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Member will continue to be governed by this Agreement.

8.2	WINDING UP, LIQUIDATION AND DISTRIBUTION OF ASSETS

Upon dissolution, an accounting will be made of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Member will:

(a)     sell or otherwise liquidate all of the Company’s assets as promptly as practicable;

(b)     discharge all liabilities of the Company, including liabilities to the Member as a creditor of the Company to the extent permitted by law, excluding liabilities for distributions to Member; and

(c)     distribute the remaining assets to the Member.

8.3	CERTIFICATE OF CANCELLATION

When all debts, liabilities and obligations of the Company have been paid and discharged, or adequate provisions have been made for their payment or discharge, and all of the remaining property and assets of the Company have been distributed, a certificate of cancellation setting forth the information required by the Delaware Act will be executed by one or more authorized persons and filed with the Delaware Secretary of State. Upon such filing, the existence of the Company will cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Delaware Act. The Member will have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1	AMENDMENTS

This Agreement may be amended at any time by a writing executed by the Member.

9.2	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.3	CREDITORS

None of the provisions of this Agreement are for the benefit of or enforceable by any creditors of the Company.

9.4	CONSTRUCTION

All references in this Agreement to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement unless the context indicates otherwise. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The terms “include” or “including” indicate examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time.

9.5	ASSIGNMENT

The Member may assign in whole or in part its limited liability company interest in the Company.

9.6	GOVERNING LAW

This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles that would require the application of any other law.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Second Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBER:

SIGNODE INDUSTRIAL GROUP US INC.

By:	/s/ Mark Burgess
Name:	Mark Burgess
Title:	President and Chief Executive Officer

SCHEDULE 5.2

DUTIES AND POWERS OF OFFICERS

Chairman.    The chairman, if a chairman has been elected and is serving, shall preside at all meetings of the Member. The chairman shall also have power to vote, and execute deeds, mortgages, bonds, contracts and other instruments of the Company except where required or permitted by law to be otherwise executed and except where the Member expressly delegate the execution to some other officer or agent of the Company. The chairman shall perform such other duties and have such other powers as the Member may from time to time assign to him or her.

Chief Executive Officer.    The chief executive officer of the Company, in the absence of the chairman, shall preside at all meetings of the Member. The chief executive officer shall have the overall supervision of the business of the Company and shall direct the affairs and policies of the Company, subject to such policies and directions as the Member may provide. The chief executive officer shall have authority to designate the duties and powers of other officers and delegate special powers and duties to specified officers, so long as such designation is not inconsistent with applicable law, this Agreement or action of the Member. The chief executive officer shall also have power to vote the shares or other equity interests of subsidiaries, and execute deeds, mortgages, bonds, contracts and other instruments of the Company except where required or permitted by law to be otherwise executed and except where the Member expressly delegate the execution to some other officer or agent of the Company. The chief executive officer will have general powers of supervision and will be the final arbiter of all differences among officers of the Company, and such decision as to any matter affecting the Company will be final and binding as among the officers of the Company, subject only to the Member. The chief executive officer will have such other powers and perform such duties as are specified in this Agreement and as may from time to time be assigned to him or her by the Member of the Company.

President.    The president will be the chief operating officer of the Company in charge of the entire business and all the affairs of the Company and will have the powers and perform the duties incident to that position, including the power to bind the Company in accordance with this Schedule. The president will, in the absence of the chairman and the chief executive officer, preside at all meetings of the Member. The president will have general and active management of the business of the Company and will see that all orders and resolutions of the Member are carried into effect. The president shall also have the power to execute bonds, mortgages and other contracts, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof is expressly delegated by the Member to some other officer or agent of the Company. The president will have such other powers and perform such duties as are specified in this Agreement and as may from time to time be assigned to him or her by the Member of the Company.

Vice Presidents.    At the request of the chief executive officer or the president, or in the absence of the chief executive officer and the president or in the event of his or her inability or refusal to act, a vice president (or in the event there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election) will perform the duties of the president, and when so acting, will have all the powers of and be subject to all the restrictions upon the president. Any vice president will perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Member of the Company.

Chief Financial Officer.    The chief financial officer of the Company, if there shall be a chief financial officer, shall control, audit and arrange the financial affairs of the Company. He or she shall supervise the receipt and deposit of all monies belonging to the Company and shall, subject to the Member, authorize disbursements of the Company’s monies outside of the ordinary course of business. The chief financial officer shall consult with and advise the Member, the chairman, the chief executive officer, and the president of the Company concerning financial matters pertaining to the Company. The chief financial officer shall also have power to execute deeds, mortgages, bonds, contracts and other instruments of the Company except where required or permitted by law to be otherwise executed and except where the Member expressly delegate the execution to some other officer or agent of the Company. shall in general have all other powers and shall perform all other duties which are incident to the chief financial officer of a Company or as may be prescribed by the Member, the chairman, the chief executive officer, or the president from time to time.

Treasurer.    The treasurer will: (i) have charge and custody of and be responsible for all funds and securities of the Company; (ii) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositaries as will be selected by the Member; and (iii) in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him or her by the Member, the chairman, the chief executive officer, the president, or the chief financial officer. The treasurer will not be required to give a bond for the faithful discharge of his or her duties.

Secretary.    The secretary will: (a) keep the minutes of the Member’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of Company records; (d) keep a register of the post office address of each Member furnished to the secretary by such Member; (e) certify the resolutions of the Member and other documents of the Company as true and correct; and (f) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him or her by the chief executive officer, the president, a vice president (as designated by the president) or the Member of the Company.

Assistant Secretaries.    Each assistant secretary shall in general assist the secretary and perform all duties incident to the office of assistant secretary and such other duties as from time to time may be assigned to him or her by the president, a vice president (as designated by the chief executive officer or the president), the chief financial officer, the treasurer, the secretary or the Member of the Company.

Assistant Treasurers.    Each assistant treasurer shall in general assist the treasurer and perform all duties incident to the office of assistant treasurer and such other duties as from time to time may be assigned to him or her by the chief executive officer, the president, a vice president (as designated by the chief executive officer or the president), the chief financial officer, the treasurer, the secretary or the Member of the Company.

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